Pricing Supplement No. 29 Dated: May 24, 2004 (To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	Filed pursuant to Rule 424(b)(5) File No. 333-100944

Protective Life Insurance Company
Depositor
InterNotes®
Issued Through
Protective Life Secured Trust 2004-29

1.    The Notes

Trade Date: 05/24/2004
Original Issue Date: 05/27/2004
Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE

74367CBE4	$4,723,000	100%	$118,075.00	$4,604,925.00	6.250%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO

SEMI-ANNUAL	05/15/2029	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.

NO	GA-6028

Terms of Survivor's Option:

Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $ or %
Individual Put Limitation:	[X] $250,000; or
[ ]$
Trust Put Limitation:	Not Applicable.

Optional Redemption Terms:

Optional Redemption Dates: 05/15/2009 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part

Optional Repayment Terms: Not Applicable.

Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Form of trust: [X] Delaware statutory trust [  ] Delaware common law trust

Trust Expiration Date: 05/15/2029

Special Tax Considerations: Not Applicable.

Rating of Notes: S&P AA Moody's Aa3

Securities Exchange Listing: [X] No [  ] Yes, Name of Exchange:

Additional Terms: Not Applicable.

Agents:

Banc of America Securities LLC

Incapital LLC

A.G. Edwards & Sons, Inc.

Bear, Stearns & Co. Inc.

Charles Schwab & Co., Inc.

Citigroup

Edward D. Jones & Co., L.P.

Fidelity Capital Markets, A Division of National Financial Services LLC

Merrill Lynch & Co.

Morgan Stanley

Raymond James

RBC Dain Rauscher, Inc.

UBS Financial Services, Inc.

Wachovia Securities, LLC

2.
The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company

Deposit Amount: $4,723,015

Issue Price: $4,604,940

Effective Date: 05/27/2004

Interest Rate: 6.250%

Interest Payment Frequency: SEMI-ANNUAL

Stated Maturity Date: 05/15/2029

Survivor's Option: [X] Yes [  ] No

If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $ or %
Individual Put Limitation:	[X] $250,000; or
[ ] $
Trust Put Limitation:	Not Applicable.

Redemption: [X] Yes [    ] No

        Early Redemption Dates: 05/15/2009 and each Interest Payment Date thereafter.

        Initial Redemption Percentage: 100%

        Annual Percentage Reduction (if any): Not Applicable.

Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment:	[ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part

Rating of Funding Agreement: S&P AA Moody's Aa3

Additional Terms: Not Applicable.

3.
Other Information

Certain matters regarding the notes and their offering will be passed upon:

  •
  for each trust and Protective Life by Nancy Kane, internal legal counsel to Protective Life (as to New York law); and

  •
  for each trust and Protective Life by William L. McCarty, internal legal counsel to Protective Life (as to certain matters of Tennessee law).